Exhibit 99.3

AEON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations should be read together with our audited and unaudited consolidated financial statements and related notes appearing elsewhere in this Current Report on Form 8-K to which this Exhibit 99.3 is attached (the “Report”). Some of the information contained in this discussion and analysis or set forth elsewhere in this Report, including information with respect to our plans, objectives, expectations, projections and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors identified below and in our other public filings, our actual results and the timing of selected events could differ materially from the forward-looking statements contained in the following discussion and analysis. Please also see the section of the Report titled “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, references to “we”, “us”, “our” and “the Company” refer to the business and operations of AEON Biopharma, Inc. and its consolidated subsidiaries prior to the Business Combination (“Old AEON”) and to AEON Biopharma, Inc. (“AEON”) following the consummation of the Business Combination.

Overview

We are a clinical stage biopharmaceutical company focused on developing our proprietary botulinum toxin complex, ABP-450 (prabotulinumtoxinA) injection, or ABP-450, for debilitating medical conditions, with an initial focus on the neurology and gastroenterology markets. We recently completed a Phase 2 study of ABP-450 for the treatment of cervical dystonia and have an ongoing Phase 2 study of ABP-450 for the treatment of both chronic and episodic migraine. ABP-450 is the same botulinum toxin complex that is currently approved and marketed for cosmetic indications by Evolus, Inc. under the name Jeuveau in the United States and Nuceiva in Canada and the European Union. ABP-450 is manufactured by Daewoong Pharmaceutical Co. Ltd., or Daewoong, in compliance with current good manufacturing processes, or cGMP, in a facility that has been approved by the U.S. Food and Drug Administration, or the FDA, Health Canada and the European Medicines Agency, or the EMA. We have exclusive development and distribution rights for therapeutic indications of ABP-450 in the United States, Canada, the European Union, the United Kingdom, and certain other international territories. We have built a highly experienced management team with specific experience in biopharmaceutical and botulinum toxin development and commercialization.

Botulinum toxins have proven to be a highly versatile therapeutic biologic, with over 230 therapeutic uses documented in published scientific literature and nine approved therapeutic indications in the United States. Our initial development programs for ABP-450 are directed at migraine, cervical dystonia and gastroparesis. We selected these initial indications based on a comprehensive product assessment screen designed to identify indications where we believe ABP-450 can deliver significant value to patients, physicians and payors and where its clinical, regulatory and commercial characteristics suggest viability. We believe that ABP-450 has application in a broad range of indications and we plan to continue to explore additional indications that satisfy our product assessment screens.

The FDA accepted our IND application for ABP-450 as a preventative treatment for migraine in October 2020, and we began treating patients in our Phase 2 clinical study beginning in March 2021. We plan to announce topline data related to episodic migraine in the second half of 2023, and topline data related to chronic migraine in the second half of 2024.

The FDA accepted our investigational new drug, or IND, application for ABP-450 as a treatment for cervical dystonia in October 2020, and we began treating patients in our Phase 2 clinical study beginning in April 2021. Topline data from the Phase 2 study, released in September 2022, confirmed that ABP-450 met all primary endpoints and a number of other key secondary endpoints, supporting the safety and efficacy of ABP-450 in reducing signs and symptoms associated with cervical dystonia. ABP-450 demonstrated adverse event rates similar to, or lower than, other botulinum toxin products for the treatment of cervical dystonia. ABP-450 also demonstrated potential for efficacy similar to, or better than, other botulinum toxin products for the treatment of cervical dystonia. We are in discussions with the FDA regarding the design of our Phase 3 study in cervical dystonia, which we expect to commence based on the availability of capital resources.

In December 2020, we initiated a preclinical gastroparesis study with 42 primates receiving multiple injections of ABP-450 across four dose ranges. We completed this preclinical study in January 2022. Following the preclinical study, we submitted an IND to the FDA and received a letter in May 2022 confirming that the IND-opening Phase 2a clinical study may proceed. We continue to evaluate various pathways to most efficiently advance this clinical development program.

ABP-450 has the same 900 kDa complex size as Botox. We believe physicians generally prefer the performance characteristics of the complete 900 kDa botulinum toxin complex for therapeutic uses and that this characteristic will provide ABP-450, if approved, a competitive advantage over other non-Botox therapeutic botulinum toxins currently on the market or in development. ABP-450, if approved, will be the only therapeutic botulinum toxin with significantly similar physiochemical properties as Botox.

We license ABP-450 from Daewoong, a South Korean pharmaceutical manufacturer, and have exclusive development and distribution rights for therapeutic indications in the United States, Canada, the European Union, the United Kingdom, and certain other international territories. Daewoong licenses the same 900 kDa botulinum toxin to Evolus for cosmetic indications, which it markets and sells under the name Jeuveau in the United States and Nuceiva in Canada and the European Union.

We have never been profitable from operations and, as of March 31, 2023, we had a consolidated accumulated deficit of $492.5 million. We have never generated revenue from ABP-450. Losses from operations were $48.4 million, $65.8 million, $13.0 million and $11.3 million for the years ended December 31, 2022 and 2021 and the three months ended March 31, 2023 and 2022, respectively. Consolidated net losses attributable to our common stockholders were $52.6 million, $55.6 million, $17.6 million and $5.1 million for the years ended December 31, 2022 and 2021 and the three months ended March 31, 2023 and 2022, respectively. As of March 31, 2023, we had $4.7 million in cash. We have concluded that we do not have sufficient cash to fund our operations for 12 months from the date of our financial statements without additional financing, and as a result, there is substantial doubt about our ability to continue as a going concern.

We do not expect to receive any revenue from ABP-450 or any future product candidates that we develop unless and until we obtain regulatory approval and commercialize ABP-450 or any future product candidates. We expect to continue to incur significant expenses and increasing net operating losses for the foreseeable future as we seek regulatory approval, prepare for and, if approved, proceed to commercialization of ABP-450.

We utilize clinical research organizations, or CROs, to carry out our clinical development and we do not yet have a sales organization. We expect to incur significant expenses related to building our commercialization infrastructure, including marketing, sales and distribution functions, inventory build prior to commercial launch, training and deploying a specialty sales force and implementing a targeted marketing campaign.

Historical Background and Business Combination

We were formed in 2012 and, in our early history, acquired numerous controlling and non-controlling ownership interests in several different businesses that we have since disposed of and in which we now have no interest. For example, we were the sole owner of Evolus common stock prior to its initial public offering in February 2018. As a result, we included Evolus in our consolidated results of operations through May 2019, when we determined that we no longer held control and deconsolidated the entity and recorded the fair value of the retained equity interest in Evolus. Until September 2020, we also operated Alphaeon Credit, Inc., or Alphaeon Credit, a business that provided introductory financing services on a limited basis to patients to pay for elective medical procedures, and we owned a non-controlling interest in Zelegent, Inc., or Zelegent, a private company.

In January 2020, we contributed our interest in Evolus to Alphaeon 1 LLC (“A1”), then a newly formed entity, in exchange for member units, and then distributed all of the units of A1 to our existing stockholders. In September 2020, we contributed each of Alphaeon Credit and Zelegent to a newly formed entity, and then distributed all of the units in those entities to our existing stockholders. We refer to these transactions collectively as the Divestiture Transactions. Following the Divestiture Transactions, our business was exclusively focused on developing ABP-450 for debilitating medical conditions.

On December 12, 2022, Old AEON and Priveterra Acquisition Corp, or Priveterra, (Nasdaq: PMGM), a SPAC, entered into a Business Combination Agreement. On July 3, 2023, Priveterra held the special meeting of stockholders, at which the Priveterra stockholders considered and adopted, among other matters, a proposal to approve the Business Combination Agreement and related transactions, including the Business Combination. On July 21, 2021, the parties consummated the Business Combination. In connection with the closing of the Business Combination, or the Closing, Priveterra changed its name from Priveterra Acquisition Corp. to AEON Biopharma, Inc. Following the consummation of the Business Combination, AEON became a registrant with the Securities and Exchange Commission, or the SEC, and its common stock, par value $0.0001 per share, or our Common Stock, and its warrants, or the Warrants, commenced trading on the New York Stock Exchange American or NYSE American, under the symbols “AEON” and “AEON WS,” respectively.

In connection with the Business Combination, on January 6, 2023, Priveterra and Old AEON entered into separate subscription agreements for convertible notes with each of A1 and Daewoong, or the Original Committed Financing Agreements, pursuant to which A1 and Daewoong agreed to purchase, and Priveterra and Old AEON agreed to sell to each of them, $20 million aggregate of principal of interim notes convertible into an aggregate of 2,857,143 shares of Priveterra Class A common stock for a purchase price of $7.00 per share. Further, on June 8, 2023, Old AEON and Priveterra entered into a committed financing agreement with A1, or the Additional Committed Financing Agreement, pursuant to which A1 agreed to purchase, and Priveterra and Old AEON agreed to sell to A1, an additional 20 million aggregate principal of interim notes convertible into 2,857,143 shares of Priveterra Class A common stock, for a purchase price of $7.00 per share.

As a result of the Business Combination, each share of Old AEON preferred stock and common stock was converted into the right to receive approximately 2.328 shares of Common Stock. Additionally, the shares of Priveterra Class B common stock held by Priveterra Sponsor LLC automatically converted into 6,900,000 shares of Common Stock (of which 3,450,000 shares are subject to vesting under certain conditions). Upon Closing, an aggregate of $15.36 million was paid from Priveterra’s trust account to holders that properly exercised their right to have initial shares redeemed in connection with the Business Combination.

In addition, Priveterra entered into separate Forward Purchase Agreements with each of ACM ARRT J LLC, or ACM, and Polar Multi-Strategy Master Fund, or Polar, on June 29, 2023, for an OTC Equity Prepaid Forward Transaction. The Forward Purchase Agreements provide that each of Polar and ACM will separately be paid directly an aggregate cash amount, or the Prepayment Amount, equal to the product of the Number of Shares as set forth in each Pricing Date Notice and (ii) the redemption price per share as defined in Section 9.2(a) of Priveterra’s Second Amended and Restated Certificate of Incorporation.

In satisfaction of the Prepayment Amount, on July 21, 2023, $66.7 million was paid from the purchase of Additional Shares by each of ACM and Polar pursuant to the terms of certain FPA Funding Amount PIPE Subscription Agreements between Priveterra and each of ACM and Polar. We will not have access to the Prepayment Amount immediately following the Closing and, depending on the manner in which the Forward Purchase Transactions are settled, may never have access to the Prepayment Amount, which may adversely affect our liquidity and capital needs.

As a result of becoming a public company, we will need to hire additional staff and implement processes and procedures to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.

Components of Our Results of Operations

Revenue

We have generated no revenue from the sale of products and do not anticipate deriving any product revenue unless and until we receive regulatory approval for, and are able to successfully commercialize, ABP-450.

Operating Expenses

Selling, General and Administrative Expenses

Selling, general and administrative expenses, or SG&A expenses, consist primarily of compensation for personnel, including stock-based compensation, management, finance, legal, and regulatory functions. Other SG&A expenses include travel expenses, market research and analysis, conferences and trade shows, professional services fees, including legal, audit and tax fees, insurance costs, general corporate expenses, and allocated facilities-related expenses. We anticipate that our SG&A expenses will increase in the future to support our continued research and development, or R&D, activities. Additionally, we anticipate increased costs associated with being a public company, including expenses related to services associated with maintaining compliance with the requirements of the NYSE American and the SEC, insurance, and investor relations costs. We expect to incur increased costs associated with establishing sales, marketing, and commercialization functions in advance of potential future regulatory approvals and commercialization of our product candidates. If ABP-450 obtains United States regulatory approval for any indication, we expect that we would incur significantly increased expenses associated with building a sales and marketing team and funding commercial activities.

Research and Development Expenses

Our R&D expenses are primarily attributed to the development of ABP-450 for migraine, cervical dystonia and gastroparesis. Due to the stage of our development and our ability to use resources across all of our programs, most of our R&D costs are not recorded on a program-specific basis. We expect our R&D expenses to continue to increase as we continue our Phase 2 clinical studies for ABP-450 to treat migraine, commence a Phase 2 study of ABP-450 for gastroparesis, and as we develop and initiate a Phase 3 study of ABP-450 in cervical dystonia. R&D expenses associated with these studies will include third-party costs such as expenses incurred under agreements with CROs, the cost of consultants who assist with the development of ABP-450 on a program-specific basis, investigator grants, sponsored research, product costs in connection with acquiring ABP-450 from Daewoong for use in conducting preclinical and clinical studies, and other third-party expenses attributable to the development of our product candidates.

R&D activities will be critical to achieving our business strategy. As our pipeline programs enter the later stages of clinical development, we will generally incur greater development costs than those programs incurred in the earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical studies. We expect our R&D expenses to be significant over the next several years as we advance the clinical development of ABP-450 and prepare to seek regulatory approval.

It is difficult to determine with certainty the duration and completion costs of any clinical study we may conduct. The duration, costs and timing of clinical studies of our current and future product candidates will depend on a variety of factors that include:

●	the number of studies required for approval;

●	the per patient study costs;

●	the number of patients that participate in the studies;

●	the number of sites included in the studies;

●	the countries in which any study may be conducted;

●	the length of time required to enroll eligible patients;

●	the number of doses that patients receive;

●	the drop-out or discontinuation rates of patients;

●	the potential additional safety monitoring or other studies requested by regulatory agencies;

●	the duration of patient follow-up;

●	the timing and receipt of regulatory approvals;

●	the costs of clinical study material; and

●	the efficacy and safety profile of the product candidate.

As a result, we are unable to determine the duration and completion costs of our programs or when and to what extent we will generate revenue from commercialization and sale of any of our product candidates. Our R&D activities may be subject to change from time to time as we evaluate our priorities and available resources.

Litigation Settlement

Litigation settlement primarily consists of the fair value of Old AEON common stock issued in June 2021 pursuant to a settlement and license agreement with Medytox, Inc, or Medytox.

Other (Loss) Income, Net

Other (loss) income, net primarily consists of gains and losses resulting from the remeasurement of the fair value of our preferred stock warrant liability and changes in the fair value of our convertible notes, each described below, at each balance sheet date. We will continue to record adjustments to the estimated fair value of the preferred stock warrants until they are exercised or expire.

We elected to account for our convertible notes, each described below under the heading “Convertible Notes,” at fair value. We recorded our convertible notes at fair value at inception with subsequent changes in fair value recorded as a component of other income (loss) in the consolidated statements of operations and comprehensive income (loss) or other comprehensive income (loss) for changes related to instrument-specific credit risk.

Clarion Unwind Fee

In 2014, we acquired all outstanding voting equity interests of Clarion Medical Technologies Inc., or Clarion, pursuant to a shareholders’ agreement. The shareholders’ agreement provided the previous equity holders of Clarion the right to an unwind fee of approximately $9.6 million to unwind our acquisition of Clarion. In 2016, the previous equity holders of Clarion exercised the unwind right and the unwind fee became a joint and several obligation of us and Strathspey Crown Holdings Group, LLC, or SCH, our majority stockholder.

In November 2017, we and SCH entered into a side letter and guarantee agreement with Clarion and the previous equity holders of Clarion in which we agreed to cause Evolus to enter into an exclusive distribution and supply agreement, dated as of November 30, 2017, or the Distribution Agreement, with Clarion. The Distribution Agreement provided terms pursuant to which Evolus would exclusively supply DWP-450 to Clarion in Canada, if Evolus obtained the necessary regulatory approval from Health Canada. Evolus received approval from Health Canada in August 2018 for the temporary improvement in the appearance of moderate to severe glabellar lines in adult patients under 65 years of age. The Distribution Agreement also sets forth that a portion of the proceeds received by Evolus from each unit of DWP-450 purchased by Clarion shall be paid directly to the previous equity holders of Clarion, and would reduce, on a dollar-for-dollar basis, the amount of the unwind fee owed by us until paid in full.

On March 23, 2021, Evolus, Clarion, and Daewoong entered into an addendum to the Distribution Agreement to provide for Clarion to purchase Jeuveau directly from Daewoong. Our obligation under the Distribution Agreement to pay the unwind fee to the previous equity holders of Clarion was therefore cancelled. We recognized a gain on cancellation of the unwind fee of $9.6 million during the year ended December 31, 2021, with a corresponding decrease in other liabilities in the consolidated financial statements.

Income Tax Benefit

Our tax provision is comprised of United States and state income taxes. We currently record a full valuation allowance against our net deferred tax assets. We have provided for the tax effects of uncertain tax positions in our tax provision.

Results of Operations

The following table summarizes our results of operations for the periods indicated (in thousands):.

	Years Ended December 31,		Three Months Ended March 31,
	2022	2021	2023	2022
			(unaudited)
Operating costs and expenses:
Selling, general and administrative	$13,675	$11,153	$3,841	$2,546
Research and development	34,754	25,728	9,205	8,783
Litigation settlement	—	28,966	—	—
Total operating costs and expenses	48,429	65,847	13,046	11,329
Loss from operations	(48,429)	(65,847)	(13,046)	(11,329)
Other (loss) income:
Change in fair value of convertible notes	(4,416)	795	(4,657)	6,270
Gain on cancellation of Clarion unwind fee	—	9,550	—	—
Other (loss) income, net	289	(135)	64	2
Total other (loss) income	(4,127)	10,210	(4,593)	6,272
(Loss) before taxes	(52,556)	(55,637)	(17,639)	(5,057)
Income tax benefit	—	—	—	—
Net loss and comprehensive loss	$(52,556)	$(55,637)	$(17,639)	$(5,057)

Comparison of Years Ended December 31, 2022 and 2021 and the Three Months Ended March 31, 2023 and March 31, 2022

Operating Expenses

Selling, General and Administrative Expenses

SG&A expenses were $13.7 million during the year ended December 31, 2022, an increase of $2.5 million, or 22.6%, compared to $11.2 million during the year ended December 31, 2021. The increase in SG&A expense was primarily attributable to $3.0 million in expenses related to the Business Combination Agreement and the transactions in connection therewith, or the Transactions, entered into on December 12, 2022 that did not occur in the year ended December 31, 2021 and an increase in employee compensation and benefits of $1.1 million offset by a decrease in professional fees of $1.6 million.

SG&A expenses were $3.8 million during the three months ended March 31, 2023, an increase of $1.3 million, or 52%, compared to $2.5 million during the three months ended March 31, 2022. The increase in SG&A expense was primarily attributable to $0.9 million in expenses related to the Business Combination Agreement and the Transactions entered into on December 12, 2022 that did not occur in the three months ended March 31, 2022, and an increase in other professional fees of $0.4 million.

Research and Development Expenses

R&D expenses were $34.8 million during the year ended December 31, 2022, an increase of $9.1 million, or 35.1%, compared to $25.7 million during the year ended December 31, 2021. The increase was primarily attributable to an $8.6 million increase in clinical expenses associated with the development of ABP-450 in both migraine and cervical dystonia, and an $0.5 million increase in employee expenses.

R&D expenses were $9.2 million during the three months ended March 31, 2023, an increase of $0.4 million, or 4.5%, compared to $8.8 million during the three months ended March 31, 2022. The increase was primarily attributable to a $0.4 million increase in clinical expenses associated with the development of ABP-450 in both migraine and cervical dystonia.

Litigation Settlement

As a result of a settlement and license agreement executed with Medytox in June 2021, and corresponding share issuance agreement, we issued 26,680,511 shares of Old AEON common stock, which was valued at $29.0 million. There were no corresponding expenses in the year ended 2022 nor in the three months ended March 31, 2023 and 2022, respectively.

Other Income (Loss), Net

Other income (loss), net was loss of $(4.1) million for the year ended December 31, 2022, compared to income of $10.2 million for the year ended December 31, 2021. Other income (loss), net for the year ended December 31, 2022, included $4.4 million of loss related to the change in value of convertible notes compared to an income of $0.8 million in the year ended December 31, 2021. The year ended December 31, 2021, included a non-cash gain of $9.6 million recognized upon the cancellation of the unwind fee to Clarion that was previously recorded as a liability with no corresponding amount in the year ended December 31, 2022.

Other income (loss), net was loss of $4.6 million for the three months ended March 31, 2023, compared to income of $6.3 million for the three months ended March 31, 2022. Other income (loss), net for the three months ended March 31, 2023, included $4.7 million of loss related to the change in value of convertible notes compared to income of $6.3 million in the three months ended March 31, 2022.

Liquidity and Capital Resources

To date, our primary sources of capital have been private placements of preferred stock, sales of shares of Evolus, debt financing agreements and revenue from introductory financing services. As of March 31, 2023, we had $4.7 million of cash, a consolidated total deficit of $492.5 million, and $142.0 million of convertible notes at fair value.

On July 21, 2023 the Company announced the Merger along with the closing of its funding arrangements of up to $125 million. The funding includes approximately $50 million of committed financing (including $20 million of previously announced financing) from existing and new AEON investors, as well as the cash remaining in Priveterra's trust account after redemptions. Additionally, the Company entered into a $75 million Forward Purchase Agreement. These committed financings provided the capital necessary to consummate the business combination and are expected to provide sufficient proceeds to fund the Company beyond the announcement of topline data from the Company's Phase 2 study with ABP-450 for the preventive treatment of episodic migraine, anticipated in the fall of 2023.

We have incurred operating losses and negative cash flows from operating activities since inception and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. We expect to continue to incur substantial costs in order to conduct R&D activities necessary to develop and commercialize our product candidates. Until such time, if ever, as we can generate substantial product revenue from sales of ABP-450, we will need additional capital to undertake these activities and commercialization efforts, and, therefore, we intend to raise such capital through the issuance of additional equity, borrowings, and potentially strategic alliances with other companies. However, if such financing is not available at adequate levels or on acceptable terms, we could be required to significantly reduce operating expenses and delay, reduce the scope of or eliminate some of our development programs or commercialization efforts, out-license intellectual property rights to our product candidates or sell unsecured assets, or a combination of the above, any of which may have a material adverse effect on our business, results of operations, financial condition and/or our ability to fund our scheduled obligations on a timely basis or at all. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish these plans and secure sources of financing and ultimately attain profitable operations.

Our primary use of cash is to fund operating expenses, which consist of R&D expenditures as well as SG&A expenditures. Cash used to fund operating expenses is impacted by the timing of when we pay or prepay these expenses.

To the extent that we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If these sources are insufficient to satisfy our liquidity requirements, we will seek to raise additional funds through future equity or debt financings. If we raise additional funds by issuing equity securities, our stockholders would experience dilution. Additional debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. There can be no assurance that our efforts to procure additional financing will be successful or that, if they are successful, the terms and conditions of such financing will be favorable to us or our stockholders. If we are unable to raise additional financing when needed, we may be required to delay, reduce, or terminate the development, commercialization and marketing of our products and scale back our business and operations.

As a result of these conditions, management has concluded that substantial doubt about our ability to continue as a going concern exists as conditions and events, considered in the aggregate, indicate that it is probable that we will be unable to meet our obligations as they become due within one year after the date that the financial statements included in this Report are issued. Our financial information throughout this Report and our financial statements included elsewhere in this Report have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. This financial information and our consolidated financial statements do not include any adjustments that may result from an unfavorable outcome of this uncertainty. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plans and secure sources of financing and ultimately attain profitable operations.

Net Cash Used in Operating Activities

Net cash used in operating activities for the year ended December 31, 2022 was $35.6 million, consisting primarily of a net loss of $52.6 million and non-cash charges of $10.7 million, consisting primarily of $4.4 million related to the change in fair value of the convertible notes and a $5.9 million non-cash expense related to stock-based compensation for our executives and directors.

Net cash used in operating activities for the year ended December 31, 2021 was $28.4 million, consisting primarily of a net loss of $55.6 million and non-cash charges of $25.8 million. Non-cash increases included $29.0 million related to the non-cash litigation settlement with Medytox, $5.2 million related to stock-based compensation for our executives and directors, and $2.0 million related to the write-off of deferred offering costs. These increases were offset by a non-cash decrease of $9.6 million related to the gain recognized upon the cancellation of the unwind fee to Clarion and $0.8 million from the change in fair value of the convertible notes.

Net cash used in operating activities for the three months ended March 31, 2023 was $11.1 million, consisting primarily of a net loss of $17.6 million and non-cash charges of $6.1 million, consisting primarily of $4.7 million related to the change in fair value of the convertible notes and a $1.4 million non-cash expense related to stock-based compensation for our executives and directors.

Net cash used in operating activities for the three months ended March 31, 2022 was $8.4 million, consisting primarily of a net loss of $5.1 million and non-cash items of $4.9 million, consisting primarily of $6.3 million related to the change in the fair value of the convertible notes offset by a $1.4 million non-cash expense related to stock-based compensation for our executives and directors.

Net Cash Provided by Investing Activities

Net cash used in investing activities in the year ended December 31, 2022 was $0.3 million and related to the purchase of property and equipment.

Net cash used in investing activities in the year ended December 31, 2021 was $0.2 million and related to the purchase of property and equipment.

Net cash used in investing activities in the three months ended March 31, 2023 was $0.0 million and less than $1.0 million in the three months ended March 31, 2022 related to the purchase of property and equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities in the year ended December 31, 2022 was $40.5 million which was related to the issuance of $44.5 million of convertible notes offset by the repayment of convertible notes of $4.0 million.

Net cash provided by financing activities in the year ended December 31, 2021 was $13.6 million, which was primarily related to a $15.0 million issuance of the Daewoong and Alphaeon Convertible Notes (each as defined below) in May, November and December 2021. In addition, financing activities included $1.4 million for payment of offering costs incurred related to a contemplated initial public offering that was not consummated.

Net cash provided by financing activities in the three months ended March 31, 2023 was $6.0 million which was related to the issuance of $6.0 million of convertible notes.

Net cash provided by financing activities in the three months ended March 31, 2022 was $6.0 million which was related to the issuance of $6.0 million of convertible notes.

Pre-Business Combination Convertible Notes

Our convertible notes prior to the Business Combination included the Strathspey Crown Note, the SCH Convertible Note, the 2019 Convertible Notes, 2021 A1 Convertible Notes and the Daewoong Convertible Note, each described in more detail below.

Strathspey Crown Note and SCH Convertible Note. Since December 2013, we had been party to an intercompany credit line promissory note, or the Strathspey Crown Note, pursuant to which SCH, our majority stockholder, had advanced borrowings to us to fund our capital requirements. Effective as of January 2, 2020, we and SCH cancelled all obligations under the Strathspey Crown Note and in exchange we issued a convertible promissory note to SCH, or the SCH Convertible Note, with a principal amount of $17.5 million. We accounted for the debt exchange as an extinguishment of the Strathspey Crown Note and recognized a loss on debt extinguishment of $11.2 million, representing the difference between the fair value of the SCH Convertible Note of $26.5 million, the fair value of which included the principal plus the value of the embedded features as described below at January 2, 2020 and total obligations outstanding under the Strathspey Crown Note of $15.8 million less the unamortized borrowing cost of $0.5 million.

The SCH Convertible Note and the interest due thereupon was paid out in shares of Old AEON common stock immediately prior to the consummation of the Business Combination.

2019 Debt Financings. In June 2019, we entered into a senior unsecured note purchase agreement, or the Original 2019 Note Purchase Agreement, with Dental Innovations BVBA, or Dental Innovations, pursuant to which we issued Dental Innovations a promissory note, or the Original 2019 Note, with a principal amount of $5.0 million. Pursuant to the terms of the Original 2019 Note, we were required to repay a total of $8.75 million, representing all principal and interest owed, upon the earliest to occur of (i) June 19, 2022, (ii) Dental Innovations’ demand for repayment following our completion of an initial public offering and (iii) our election to repay the Original 2019 Note in full.

Under the Original 2019 Note Purchase Agreement, Dental Innovations committed to purchase from us an additional promissory note with a principal amount of $5.0 million, subject to our issuing and selling an additional promissory note with a principal amount of $5.0 million to a lender not affiliated with Dental Innovations. Any such additional promissory notes were to have the same payment terms as the Original 2019 Note.

In December 2019, we entered into an amendment to the Original 2019 Note Purchase Agreement that provided for the exchange of the Original 2019 Note for a convertible promissory note with a principal amount of $5.0 million. In addition, Dental Innovations was no longer committed to purchase from us an additional promissory note with a principal amount of $5.0 million subject to us issuing and selling an additional promissory note with a principal amount of $5.0 million to a lender not affiliated with Dental Innovations. In December 2019, we issued and sold five additional convertible promissory notes, each with a principal amount of $1.0 million, including one to SCH and one to a member of our board of directors. All six such convertible promissory notes are referred to as the 2019 Convertible Notes.

The 2019 Convertible Notes and the interest due thereupon was converted into in shares of Old AEON common stock immediately prior to the consummation of the Business Combination.

A1 Convertible Notes. In December 2021, we entered into an agreement with A1, or the A1 Purchase Agreement, pursuant to which we expected to issue subordinated convertible promissory notes to A1 with an aggregate principal amount of $25.0 million. On December 8 and 15, 2021, we issued two convertible notes (together, the “2021 A1 Convertible Notes”), each with a principal amount of $5.0 million and totaling $10.0 million, that each matures on the third anniversary of its issuance. The 2021 A1 Convertible Notes were unsecured and subordinated to our other convertible notes.

The 2021 A1 Convertible Notes bore interest daily at the lesser of 10% per annum or the maximum rate permissible by law. Interest was paid in-kind by adding the accrued amount thereof to the principal amount on a monthly basis on the last day of each calendar month for so long as any principal amount remained outstanding.

Subsequent to December 31, 2021, we issued five additional tranches of subordinated convertible promissory notes to A1 on February 18, 2022, March 9, 2022, April 14, 2022, June 3, 2022 and July 1, 2022 (collectively, the “2022 A1 Convertible Notes”), the first four with a principal amount of $3.0 million each and the fifth issued July 1, 2022, for a principal amount of $2.5 million and totaling $14.5 million. The terms of the 2022 A1 Convertible Notes are similar to those of the 2021 A1 Convertible Notes. As of December 31, 2022 and March 31, 2023, the principal balance was $14.5 million, with an estimated fair value of $13.5 million and $14.2 million, respectively.

Additionally, on March 30, 2022, we amended the 2021 A1 Convertible Notes and the convertible notes issued on February 18, 2022 and March 9, 2022 to remove the discount rate associated with the automatic conversion of any outstanding convertible notes into share of common stock in connection with an initial public offering.

On March 6, 2023, we entered into an agreement with A1, or the Original A1 Note Subscription Agreement, pursuant to which we issued subordinated convertible promissory notes to A1 with an aggregate principal amount of $6.0 million, or the March 2023 A1 Convertible Notes, that matured upon the earlier of (x) the date of the consummation of the Business Combination and (y) December 29, 2023. The March 2023 A1 Convertible Notes bore interest at 15.79% based on simple interest daily, unless issued at least five days prior to maturity date. The March 2023 A1 Convertible Notes were unsecured and subordinated to the Company’s other convertible notes. As of March 31, 2023, the principal amount outstanding was $6 million with an estimated fair value of $7.9 million. We recognized $1.9 million of expense in the three months ended March 31, 2023, related to the change in fair market value of the March 2023 A1 Convertible Notes.

On May 2, 2023, we entered into an agreement with A1, pursuant to which we issued subordinated convertible promissory notes to A1 with an aggregate principal amount of $6.0 million (“May 2023 A1 Convertible Notes”) that matured on the earlier of (x) the date of the consummation of the Business Combination and (y) December 29, 2023. The May 2023 A1 Convertible Notes bore interest at 15.79%, based on simple interest daily. The May 2023 A1 Convertible Notes were unsecured and subordinated to the Company’s other convertible notes.

On June 23, 2023, A1 entered into an amendment to its Original A1 Note Subscription Agreement, or the Amended A1 Note Subscription Agreement, to add the subscription of $20 million additional aggregate principal of subordinated convertible promissory notes. In connection therewith, on June 8, 2023, we and Priveterra entered into a Committed Financing Agreement with A1, or the Additional Committed Financing Agreement, pursuant to which A1 agreed to purchase, and Priveterra and we agreed to sell to A1, an additional $20 million aggregate principal of interim notes convertible into 2,857,143 shares of Priveterra Class A common stock, for a purchase price of $7.00 per share pursuant to the Additional Committed Financing Agreement.

On June 27, 2023, we entered into an agreement with A1, pursuant to which we issued subordinated convertible promissory notes to A1 with an aggregate principal amount of $2.0 million (“June 2023 A1 Convertible Notes”) that matured on the earlier of (x) the date of the consummation of the Business Combination and (y) December 29, 2023. The June 2023 A1 Convertible Notes bore interest at 15.79%, based on simple interest daily. The June 2023 A1 Convertible Notes were unsecured and subordinated to the Company’s other convertible notes.

The 2021 A1 Convertible Notes and 2022 A1 Convertible Notes and the interest due thereupon were repaid in shares of Old AEON common stock immediately prior to the consummation of the Business Combination. The March 2023 A1 Convertible Notes, the May 2023 A1 Convertible Notes and the convertible notes subscribed for under the Amended A1 Note Subscription Agreement and Additional Committed Financing Agreement were repaid in shares of Priveterra Class A Common Stock immediately prior to the consummation of the Business Combination and are not subject to any contractual lock-up.

Daewoong Convertible Notes. In August 2020, we entered into a Convertible Promissory Note Purchase Agreement with Daewoong, or the Daewoong Purchase Agreement, pursuant to which we issued Daewoong two subordinated convertible promissory notes, or the 2020 Daewoong Convertible Notes, with an aggregate principal amount of $25.0 million. The 2020 Daewoong Convertible Notes have similar terms, of which one was issued on August 27, 2020 with a principal amount of $10.0 million and the other was issued on September 18, 2020 with a principal amount of $15.0 million. The 2020 Daewoong Convertible Notes were unsecured and subordinated to the 2019 Convertible Notes.

The 2020 Daewoong Convertible Notes bore interest daily at 3% per annum with semiannual compounding. Interest was paid in-kind by adding the accrued amount thereof to the principal amount on a semi-annual basis on June 30th and December 31st of each calendar year for so long as any principal amount remained outstanding (such paid in-kind interest, in the aggregate at any time, the “PIK Principal”). The 2020 Daewoong Convertible Notes had a maturity date of September 18, 2025.

In May 2021, the Daewoong Purchase Agreement was amended to provide for the issuance of an additional subordinated convertible promissory note by us to Daewoong at an initial principal amount of $5.0 million. The subordinated convertible promissory note was issued with terms similar to the two subordinated convertible promissory notes issued in 2020 and matures on May 12, 2026 (together with the 2020 Daewoong Convertible Notes, the “Daewoong Convertible Notes”).

On July 29, 2022, we entered into a Convertible Promissory Note Purchase Agreement between us and Daewoong, or the 2022 Daewoong Note Purchase Agreement, for total available financing of $30 million. The note purchased under the 2022 Daewoong Note Purchase Agreement, or the 2022 Daewoong Note, had a stated interest rate of 15.79% per annum. The 2022 Daewoong Note had a maturity date of December 29, 2023.

During the years ended December 31, 2022 and 2021, and the three months ended March 31, 2023 and 2022, we recognized $(2.2) million and $(0.8) million, $0.5 million and $(0.3) million of (expense) income, respectively, related to the change in the fair value of the Daewoong Convertible Notes and the 2022 Daewoong Note. As of December 31, 2022 and 2021, and March 31, 2023, the principal amount outstanding (excluding the PIK Principal) under the Daewoong Convertible Notes and the 2022 Daewoong Note was $60.0 million and $30.0 million, and $60.0 million, respectively, with an estimated fair value of $67.3 million and $35.0 million, and $66.8 million, respectively.

On June 27, 2023, we entered into an agreement with Daewoong, or the Daewoong Note Subscription Agreement, pursuant to which we issued subordinated convertible promissory notes to Daewoong with an aggregate principal amount of $5.0 million, or the 2023 Daewoong Convertible Notes, that matured upon the date of the consummation of the Business Combination. The 2023 Daewoong Convertible Notes were unsecured and subordinated to the Company’s other convertible notes.

The Daewoong Convertible Notes and the 2022 Daewoong Note and the interest due thereupon were repaid in shares of Old AEON common stock immediately prior to the consummation of the Business Combination. The 2023 Daewoong Convertible Notes were repaid in shares of Priveterra Class A Common Stock immediately prior to the consummation of the Business Combination and are not subject to any contractual lock-up.

Committed Financings and Forward Purchase Agreements in Connection with the Business Combination

In connection with the Business Combination, Priveterra entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to these agreements, upon the Closing on July 21, 2023, Priveterra issued an aggregate of 1,001,000 shares of Priveterra Class A common stock to the PIPE Investors at $7.00 per share. Also pursuant to the Closing, all of the shares of Priveterra Class A common stock issued to the PIPE Investors were converted, on a one-for-one basis, for shares of Common Stock.

Forward Purchase Agreements

On June 29, 2023, Priveterra and Old AEON entered into the Forward Purchase Agreements with each of (i) ACM and (ii) Polar (each of ACM ARRT J LLC and Polar, individually, a “Seller”, and together, the “Sellers”) for OTC Equity Prepaid Forward Transactions. For purposes of each Forward Purchase Agreement, Priveterra is referred to as the “Counterparty” prior to the consummation of the Business Combination, while AEON is referred to as the “Counterparty” after the consummation of the Business Combination. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreements, which are filed as exhibits to the Report to which this Exhibit 99.3 is attached. Any reference herein to the “Forward Purchase Agreement” are to be treated as a reference to each Seller's separate agreement and should be construed accordingly and any action taken by a Seller should be construed as an action under its own respective agreement.

Pursuant to the terms of the Forward Purchase Agreements, the Sellers intended, but were not obligated, to purchase up to 7,500,000 shares of Priveterra Class A common stock in the aggregate concurrently with the Closing pursuant to each Seller’s respective FPA Funding Amount PIPE Subscription Agreement (as defined below), less the number of shares of Priveterra Class A common stock purchased by each Seller separately from third parties through a broker in the open market (“Recycled Shares”). No Seller shall be required to purchase an amount of shares of Priveterra Class A common stock such that following such purchase, that Seller’s ownership would exceed 9.9% of the total shares of Priveterra Class A common stock outstanding immediately after giving effect to such purchase, unless such Seller, at its sole discretion, waives such 9.9% ownership limitation. The Number of Shares subject to a Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreements with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreements.

Each Forward Purchase Agreement provides that a Seller will be paid directly the “Prepayment Amount, which is equal to the product of (i) the Number of Shares as set forth in each Pricing Date Notice and (ii) the redemption price per share as defined in Section 9.2(a) of Priveterra’s Second Amended and Restated Certificate of Incorporation (the “Initial Price”).

On July 21, 2023, the Counterparty paid to each Seller separately the Prepayment Amount required under the respective Forward Purchase Agreement directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in the Counterparty’s initial public offering and the sale of private placement warrants (the “Trust Account”), except that to the extent the Prepayment Amount payable to a Seller was to be paid from the purchase of Additional Shares by such Seller pursuant to the terms of its FPA Funding Amount PIPE Subscription Agreement, such amount was netted against such proceeds, with such Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount. For the avoidance of doubt, any Additional Shares purchased by a Seller will be included in the Number of Shares for its respective Forward Purchase Agreement for all purposes, including for determining the Prepayment Amount.

Following the Closing, the reset price (the “Reset Price”) will initially be the Initial Price and subject to a $7.00 floor (the “Reset Price Floor”). The Reset Price will be subject to reset on a monthly basis (each a “Reset Date”) with the first such Reset Date occurring 90 days after the Closing Date to be the lowest of (a) the then-current Reset Price, (b) the Initial Price and (c) the 30-day VWAP Price of the Shares immediately preceding such Reset Date; provided, however, that the Reset Price may be reduced immediately to any lower price at which the Counterparty sells, issues or grants any shares or securities convertible or exchangeable into shares (other than, among other things, grants or issuances under the Counterparty’s equity compensation plans, any securities issued in connection with the Business Combination or any securities issued in connection with the PIPE Subscription Agreements (as defined below)), subject to certain exceptions, in which case the Reset Price Floor would be eliminated.

From time to time and on any date following the Business Combination (any such date, an “OET Date”), any Seller may, in its absolute discretion, terminate its Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”), no later than the next Payment Date following the OET Date (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Counterparty shall be entitled to an amount from the Seller, and the Seller shall pay to the Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date. The payment date may be changed within a quarter at the mutual agreement of the parties.

The valuation date will be the earliest to occur of (a) the second anniversary of the Closing Date, (b) the date specified by a Seller in a written notice to be delivered to the Counterparty at a Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP Trigger Event, (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurs at least six months after the Closing Date, the VWAP Price is less than the then applicable Reset Price, provided that a Registration Statement was effective and available for the entire measurement period and remains continuously effective and available during the entire 90 day notice period (the “Valuation Date”).

On the Cash Settlement Payment Date, which is the tenth local business day following the last day of the valuation period commencing on the Valuation Date, a Seller shall pay the Counterparty a cash amount equal to (1) (A) the Number of Shares as of the Valuation Date less the number of Unregistered Shares, multiplied by (B) the volume-weighted daily VWAP Price over the Valuation Period less (2) if the Settlement Amount Adjustment is less than the cash amount to be paid, the Settlement Amount Adjustment. The Settlement Amount Adjustment is equal to (1) the Number of Shares as of the Valuation Date multiplied by (2) $2.00 per share, and the Settlement Amount Adjustment will be automatically netted from the Settlement Amount. If the Settlement Amount Adjustment exceeds the Settlement Amount, the Counterparty will pay the Seller in shares of Common Stock or, at the Counterparty’s election, in cash.

Each Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934.

FPA Funding Amount PIPE Subscription Agreements

On June 29, 2023, Priveterra entered into separate subscription agreements, or the FPA Funding Amount PIPE Subscription Agreements with each of ACM and Polar (collectively, the “FPA Funding PIPE Investors”). Any reference herein to the ‘FPA Funding Amount PIPE Subscription Agreements’ are to be treated as a reference to each FPA Funding PIPE Investor’s separate agreement and should be construed accordingly and any action taken by a FPA Funding PIPE Investor should be construed as an action under its own respective agreement.

Pursuant to the FPA Funding PIPE Subscription Agreements, the FPA Funding PIPE Investors agreed to subscribe for and purchase, and Priveterra agreed to issue and sell to the FPA Funding PIPE Investors, at the Closing, an aggregate of 7,500,000 shares of Priveterra Class A common stock, less the Recycled Shares in connection with the Forward Purchase Agreements.

Shared Services Agreements with Strathspey Crown Limited, LLC

In August 2019, we entered into services agreements with Strathspey Crown Limited, LLC, or Strathspey Crown Limited, an affiliate of SCH, with effective dates of January 2019. Pursuant to the services agreements, Strathspey Crown Limited provided us certain administrative and development support services, including certain general management, communication, human resources, office, rent and information technology services. We paid Strathspey Crown Limited an allocable share of the actual cost incurred by Strathspey Crown Limited in providing such services, plus a 10% markup, as well as an allocable share of Strathspey Crown Limited’s overhead expenses, including office rent, depreciation, maintenance, utilities and supplies. The services agreements had a one-year term and renewed for successive one-year terms unless sooner terminated by either party. We or Strathspey Crown Limited were able to terminate the services agreements upon 60 days’ notice to the other party. The services agreements were terminated in December 2021.

Medytox Settlement and License Agreement

Effective June 21, 2021, we entered into the Settlement Agreement with Medytox, or the Medytox Settlement Agreement, pursuant to which, among other things, Medytox agreed (a) to dismiss all claims against us in a case Medytox had brought against Old AEON in the United States District Court of California, or the Medytox Litigation, (b) to pursue dismissal of the appeals related to the December 2020 final determination of the United States ITC and agreed that as a result of such dismissal the final determination would be vacated, (c) to file appropriate documents in the a similar litigation Medytox had brought against Daewoong in South Korea and related actions in support of the terms of the settlement, and (d) not to revive or otherwise pursue a third lawsuit Medytox had brought against Evolus, Daewoong and us in the Superior Court of the State of California with respect to us. In addition, Medytox granted us a non-exclusive, royalty bearing, irrevocable license to Medytox’s botulinum strain and specific trade secrets alleged to have been misappropriated in the Medytox Litigation to commercialize and manufacture specific botulinum neurotoxin products including ABP-450 worldwide, with the exception of South Korea. In exchange for the Medytox Settlement Agreement, we issued Medytox 26,680,571 shares of Old AEON common stock, par value $0.0001 per share and valued at $29.0 million. We also agreed to pay Medytox single-digit royalties on the net sales of licensed products for 15 years following our first $1.0 million in commercial sales of neurotoxin products. On June 28, 2021, the claims against us in the Medytox Litigation were dismissed with prejudice.

Quantitative and Qualitative Disclosures about Market Risk

As a smaller reporting company, we are not required to disclose information under this section.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with United States generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue and expenses at the date of the financial statements as well as the expenses incurred during the reporting period. Generally, we base our estimates on historical experience and on various other assumptions in accordance with United States GAAP that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and such differences could be material to the financial position and results of operations. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts and experience.

While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this Report, we believe the following accounting policies to be most critical for fully understanding and evaluating our financial condition and results of operations, as these policies relate to the more significant areas involving management’s judgments and estimates.

The following critical accounting policies are applicable to our operations and accounting policies can be found in Note 2 of the financial statements.

Fair Value Option

We elected to account for our convertible promissory notes, which met the required criteria, at fair value at inception. Subsequent changes in fair value are recorded as a component of other (loss) income in the consolidated statements of operations and comprehensive loss or as a component of other comprehensive income (loss) for changes related to instrument-specific credit risk. As a result of electing the fair value option, direct costs and fees related to the convertible promissory notes are expensed as incurred.

Convertible Preferred Stock

Prior to the Business Combination, we recorded convertible preferred stock at their respective issuance price, less issuance costs on the dates of issuance. The convertible preferred stock was classified outside of permanent equity as temporary equity in the accompanying consolidated balance sheets. Although the convertible preferred stock was not redeemable, upon certain change in control events that were outside of our control, including liquidation, sale or transfer of control of us, holders of the convertible preferred stock had the right to receive their liquidation preference to any distribution of the proceeds under the terms of our amended and restated certificate of incorporation.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

Fair value measurements are based on a three-tiered valuation hierarchy, which is classified and disclosed by us in one of the three categories as follows:

●	Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

●	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly, or can be corroborated by observable market data for substantially the full term of the asset or liability; and

●	Level 3 — Prices or valuation techniques that require unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

R&D Expenses

R&D costs are expensed as incurred. R&D expenses consist primarily of costs associated with clinical studies including clinical trial design, clinical site reimbursement, data management, travel expenses and the cost of products used for clinical trials and internal and external costs associated with our regulatory compliance and quality assurance functions, including the costs of outside consultants and contractors that assist in the process of submitting and maintaining regulatory filings, and overhead costs. Additionally, R&D expenses include employee compensation, including stock-based compensation, supplies, consulting, prototyping, testing, materials, travel expenses and an allocation of facility overhead expenses. Costs incurred in obtaining technology licenses are charged to R&D expense as acquired in process R&D expense if the technology licensed has not reached technological feasibility and has no alternative future use.

We accrue the expenses for our clinical trial activities performed by third parties, including CROs and other service providers, based upon estimates of the work completed over the life of the individual study in accordance with associated agreements. We determine these estimates through discussion with internal personnel and outside service providers as to progress or stage of completion of trials or services pursuant to contracts with CROs and other service providers and the agreed-upon fee to be paid for such services. Payments made to outside service providers in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered. As of December 31, 2022 and March 31, 2023, no prepayments made to outside service providers were included in “Prepaid expenses and other current assets” in the accompanying unaudited consolidated balance sheet. Prepaid R&D was de minimis as of December 31, 2021. Research and liability accruals were $2.1 million as of December 31, 2022 and $2.2 million as of December 31, 2021 and $5.7 million as of March 31, 2023, respectively. There have been no material adjustments to our accrued estimates for clinical trial activities through March 31, 2023.

Stock-Based Compensation

We recognize compensation expense for all stock-based awards. We account for stock-based compensation as measured at grant date, based on the fair value of the award. We measure the fair value of awards granted using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the estimated fair value of Common Stock, the expected volatility of Common Stock, expected risk-free interest rate, and the option’s expected life. We also evaluate the impact of modifications made to the original terms of equity awards when they occur.

The fair value of equity awards that are expected to vest is amortized on a straight-line basis over the requisite service period. Stock-based compensation expense is recognized net of actual forfeitures when they occur, as an increase to additional paid-in capital or noncontrolling interest in the consolidated balance sheets and in SG&A or R&D expenses in the consolidated statements of operations and comprehensive loss. All stock-based compensation costs are recorded in the consolidated statements of operations and comprehensive loss based upon the underlying employee’s role with us.

Income Taxes

We account for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax basis of our assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and R&D credit carryforwards and are measured using the enacted tax rates and laws that will be in effect when such items are expected to reverse. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

We record uncertain tax positions on the basis of a two-step process whereby (i) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

We recognize interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statements of operations and comprehensive loss. Any accrued interest and penalties related to uncertain tax positions will be reflected as a liability in the balance sheet.

Contingencies

We may be, from time to time, a party to various disputes and claims arising from normal business activities. We continually assess litigation to determine if an unfavorable outcome would lead to a probable loss or reasonably possible loss which could be estimated. We accrue for all contingencies at the earliest date at which we deem it probable that a liability has been incurred and the amount of such liability can be reasonably estimated. If the estimate of a probable loss is a range and no amount within the range is more likely than another, we accrue the minimum of the range. In the cases where we believe that a reasonably possible loss exists, we disclose the facts and circumstances of the litigation, including an estimable range, if possible.

ABP Sub Inc. Merger

Immediately prior to the closing of the Business Combination, ABP merged with and into us so that we are the surviving corporation, which we refer to as the Subsidiary Merger. Pursuant to the Subsidiary Merger, all options and RSU awards of ABP that are outstanding immediately prior to the merger converted into substantially similar awards covering shares of our common stock, with an adjustment to the number of shares subject to the award and, with respect to the options, the exercise price to reflect the economic value of the new award within our capital structure. Additionally, we, in each case, determined the conversion ratio of the ABP awards by dividing the number of shares of our common stock outstanding on an as-converted basis by the number of shares of common stock of ABP outstanding, and then dividing by a number equal to the number of ABP options outstanding divided by the number of ABP awards outstanding plus the ABP shares held by the Company to account for the awards representing 21.63% of ABP’s fully diluted shares outstanding. This resulted in a conversion ratio of 77.65 to 1 shares. As of the date of this Report, ABP had granted options to purchase a total of 45,272 ABP Sub options which converted into options to purchase 3,515,218 shares of our common stock, and a total of 15,059 RSU awards which converted into RSU awards covering 1,169,366 shares of our common stock, although 127,801 of such RSU awards accelerated and vested at the closing of the Business Combination, which resulted in 1,041,565 shares of our common stock subject to RSU awards remaining outstanding following the closing of the Business Combination. We do not anticipate any additional stock-based compensation expense to result from the ABP merger and the conversion of the awards.

The following table summarizes by grant date the number of shares of our common stock subject to outstanding stock options and RSU awards granted from September 2020 through March 31, 2023 reflecting the conversion described in the preceding paragraph, as well as the per share fair value of the underlying common stock, and for stock options, the associated per share exercise price:

Grant Date	# of Shares Underlying Option Grants/ RSU Award	Exercise Price per Share	Common Stock Value Per Share on Grant Date
2/26/2021	154,207	$12.98	$12.98
3/5/2021	104,047	$12.98	$12.98
8/23/2021	223,235	$13.45	$13.45
9/9/2021	324,448	$14.93	$14.93
10/20/2021	32,068	$14.14	$14.14
10/25/2021	19,024	$14.14	$14.14
3/9/2022	972,919	$11.57	$11.57
10/5/2022	32,456	$11.57	$11.57

In connection with the Subsidiary Merger, AEON assumed the ABP 2019 Plan and the outstanding stock options and RSU awards under the ABP 2019 Plan converted into awards covering AEON common stock, and such options, all of which have “underwater” exercise prices, were repriced such that the per share exercise price is equal to the fair market value of AEON’s common stock on the date of the Subsidiary Merger.

JOBS Act; Smaller Reporting Company

We are an emerging growth company, as defined in the Securities Act, as modified by the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this Report, we have provided only two years of audited financial statements and unaudited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Section 102(b)(2) of the JOBS Act allows us to delay adoption of the new or revised accounting standards until those standards apply to non-public business entities. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of Priveterra’s initial public offering (December 31, 2026), (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company,” as such term is defined in Rule 12b-2 of the Exchange Act, meaning that the market value of our common stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We will continue to be a smaller reporting company if either (i) the market value of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. Investors could find our Common Stock less attractive to the extent we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and the trading price may be more volatile.

Recently Issued and Adopted Accounting Pronouncements

We describe the recently issued accounting pronouncements that apply to us in Note 2, “Summary of Significant Accounting Policies — Recently Adopted Accounting Standards” and “New Accounting Standards Not Yet Adopted.”